EXHIBIT 99


DATE:      May 25, 1999

CONTACTS:  Richard F. Komosinski, President & CEO
           Joseph D. Roberto, Vice President & Treasurer, CFO

PHONE:     914-965-2500

FOR IMMEDIATE RELEASE

                          YONKERS FINANCIAL CORPORATION
                       TO REPURCHASE UP TO 259,000 SHARES

Yonkers, New York, May 25, 1999 - Yonkers Financial Corporation, the holding company (the "Company") for The Yonkers Savings and Loan Association, FA, (the "Association"), announced its intention to repurchase up to 259,000 shares or approximately 10% of its outstanding shares in the open market. The Company currently has 2,595,239 total shares outstanding. These shares will be purchased at prevailing market prices from time to time depending upon market conditions. All repurchase transactions will be effected through registered brokerage firms.

Richard F. Komosinski, President and Chief Executive Officer of the Company, indicated that the Board of Directors believes the repurchase program is in the best interest of the Company and its stockholders in view of the current price level of the Company's common stock and the strong capital position of the Association. Mr. Komosinski stated that, "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders."

The Company was organized in 1995 to act as the holding company of the Association. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and three in-store branches, located in Wappingers Falls, New York, Yorktown Heights, New York, and Mt. Vernon, New York.

At March 31, 1999, the Company had consolidated total assets of $382.2 million and stockholders' equity of $41.8 million. The Company's stock trades on The Nasdaq Stock Market under the symbol "YFCB".

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